QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99

Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com	NEWS RELEASE
Contacts:
	Media:	Paul Russell (805) 563-7188
	Investors:	Diana Takvam (805) 563-6883 Harry Anderson (805) 563-6816

An Open Letter to Shareholders of Tenet Healthcare Corporation
From Jeffrey C. Barbakow, Chairman and CEO

Nov. 18, 2002

To Our Shareholders:

        Tenet's board of directors and management are committed to resolving promptly the issues that have impacted our company over the past three weeks. I intend this letter to be the first of a series to update you on all the efforts we are making to address these issues and restore your confidence in the company. Our board of directors is fully engaged and is meeting regularly to review and discuss reports from our new executive management team.

        Our top priorities are:

  •
  Review pricing strategies in Tenet markets, and develop a new and sustainable approach to pricing

  •
  Determine the impact of the new strategy on our revenues from different payor groups

  •
  Develop and communicate to you our expectations for the company's economic performance

  •
  Conduct a comprehensive review of compliance and quality programs in Tenet hospitals

  •
  Work actively and cooperatively with various regulatory agencies as they look at our current issues and past practices

        Since we announced leadership changes a week ago, we have worked constantly toward those goals. In our first week, we can report several developments.

        First, the new executive management team initiated a review of Tenet's pricing strategies. This is an in-depth, market-by-market analysis. The process will take a few more weeks, but once it is concluded we will have a bottom-up pricing model that will enable us to give guidance about Tenet's long-term earnings expectations.

        We had an initial conference call with auditors from the Office of Audit Services (OAS) of the Department of Health and Human Services regarding their previously announced audit of Tenet's outlier payments. It was a productive, informative and cordial meeting. Representatives from OAS indicated that they would first test an audit tool at a single Tenet hospital, and then would expand to a sampling of other Tenet hospitals. They did not indicate how many hospitals would be audited, but said the focus would be on those hospitals receiving the highest outlier payments. The company anticipates that the entire audit may take several months, but is eager to assist the auditors in any way that might expedite completion of the audit. We continue to believe that this audit will demonstrate that Tenet hospitals complied with Medicare rules.

        Since allegations were raised regarding possible unnecessary care by two physicians who practice at Tenet's hospital in Redding, Calif., some have questioned the quality of our programs and controls in other Tenet hospitals. In light of this, we have initiated a review of compliance and quality at Tenet hospitals nationwide. This is in addition to the rigorous processes already in place. Last week, we assembled a team of experts in the areas of Compliance, Quality Management and Medical Affairs to design and launch this additional review. This team includes internal resources, as well as outside counsel and experts from Mercer Consulting, a national quality management consulting firm. The purpose of this review is to ensure that our existing internal systems relating to quality, peer review and compliance are operating correctly.

        Given the recent events, we expect increased scrutiny from our multiple constituencies, including patients, payors, and regulatory and enforcement agencies. We have initiated discussions with many of them, and have had informal discussions with certain regulatory agencies. We will work actively and cooperatively with these groups to address any concerns.

        To that end, last week we had an informal meeting with representatives from the Securities and Exchange Commission to discuss various matters. The meeting was scheduled at the request of SEC representatives in the Pacific Regional Office. During the meeting, the discussion focused primarily on the company's outlier payments, but also covered the unusually high trading volume in Tenet stock, and whether the company was aware of any unusual trading by third parties preceding Tenet's announcements of recent developments. SEC representatives stated that they had opened an informal file on Tenet, but had not opened a formal investigation. We don't know whether the SEC intends to launch a formal investigation. We will work closely and cooperate with them.

        As we would expect, the Joint Commission on Accreditation of Healthcare Organizations (JCAHO)—which is the organization that reviews quality systems within hospitals—has asked Tenet to work actively with it in a review of Tenet hospitals. The purpose of the review is to ensure the quality of systems and processes within our hospitals. When we received the request, JCAHO did not know that we had already launched our own review of the same issues; we hope to be able to coordinate closely with them.

        The speed and extent of the devastation to Tenet's stock value and its reputation in less than three weeks has been shocking. Let's be clear on the facts:

  1)
  Certain Tenet markets and/or individual hospitals pursued pricing strategies that, due to the formula prescribed under Medicare regulations, resulted in large outlier payments to these hospitals. The pricing structure applied equally to all payor groups and we have no reason to believe that the rules and regulations governing Medicare were not followed. This pricing strategy, combined with the mechanics of the outlier provisions of the Medicare code, resulted in disproportionately large outlier payments to Tenet.

  2)
  Two physicians who practice at one Tenet hospital in Redding, Calif., are under investigation for allegedly providing unnecessary services to patients. The allegations have not been proven, and in fact a temporary restraining order to prevent them from practicing was denied and the supporting affidavit ruled "inadmissible." The physicians are not employees of the hospital; they are independent practitioners and bill for their own services. As these allegations are investigated, Tenet has taken special precautions to ensure patient safety at Redding Medical Center, and is cooperating fully with the investigation. During the past week, the company has received and will comply with requests for additional information and documentation in connection with this investigation. The company has been informed that the investigation remains targeted at these two physicians.

        Since we reported the departure of Tenet's former Chief Operating Officer and Chief Financial Officer on November 7, many have questioned whether the cause of those departures was some deeper problem than what we had disclosed. The answer, emphatically, is NO. Once I became fully aware of the aggressiveness of pricing strategies in certain markets and of the corollary impact on outlier payments, I realized that the company's credibility would be shattered. While this approach is legal, it is not the way I want to run this company, and it reflects poorly on our hospitals in the communities we serve.

        To effectively lead this company, I must have confidence in the team I've built and be able to trust their judgment. I had lost confidence in these two individuals, so they are no longer with the company. It really is that simple. In our announcement of these actions November 7, in an effort to protect the reputations of my former colleagues, I was not as clear as I could have been—I hope we can now put any confusion to rest.

        The new executive management team is focused, experienced, committed and capable of resolving the issues at hand. The company's fundamental strength remains. We have 113 hospitals serving communities in 16 states. Every day, Tenet employees provide care to thousands of patients who need our services. Our balance sheet is strong and we have excellent liquidity. We are in full compliance with all covenants in our bond indentures and bank credit facilities. We have less than $100 million of outstanding debt that comes due between now and 2006. In the 12 months ended August, we generated $2.5 billion in cash flow from operations and $1.6 billion in free cash flow. We currently have over $1 billion available under our credit facilities for working capital and operating purposes.

        We believe the share price decline is overdone. The company has a share repurchase program in place, and we have been utilizing it. Throughout last week, we repurchased approximately 10 million shares of the 23.6 million shares available under the current authorization. Our quarterly trading window closed last Friday; therefore we will not enter the market again until after we announce second quarter results in early January.

        We are hard at work and will not rest until we have rebuilt your confidence and the value of your investment in Tenet.

Sincerely,

Jeffrey C. Barbakow
 Chairman and Chief Executive Officer

* Throughout this letter, all references to Tenet hospitals refer to facilities operated through subsidiaries of Tenet Healthcare Corporation.

** Certain statements in this letter may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

QuickLinks

  Exhibit 99
An Open Letter to Shareholders of Tenet Healthcare Corporation From Jeffrey C. Barbakow, Chairman and CEO